Exhibit 99.1

CONTACT:    Jon Morgan
            Kekst and Company
            212-521-4800

FOR IMMEDIATE RELEASE
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                       COSI ANNOUNCES ANNUAL MEETING DATE

New York, NY, March 18, 2004 -- Cosi, Inc. (Nasdaq: COSI) announced today that its 2004 Annual Meeting of Stockholders is scheduled to be held on May 17, 2004, at a location to be determined. The Board of Directors has fixed the close of business on April 12, 2004 as the record date for the annual meeting.

About Cosi, Inc.
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Cosi (www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features Square bagels, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a quirky, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

There are more than 80 Cosi locations in eleven states including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin and the District of Columbia.

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